Exhibit 99.1

Important Notice of Blackout Period to

Directors and Executive Officers of Sears Holdings Corporation

(March 1, 2012)

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in Sears Holdings Corporation common stock (including derivative securities such as options) due to a blackout of transactions under the Sears Holdings 401(k) Savings Plan (the “Savings Plan”) that lasts for a period of more than three (3) consecutive business days. The Savings Plan, together with two smaller company-sponsored plans, the Sears Puerto Rico Savings Plan and Kmart Retirement Savings Plan for Puerto Rico Employees (collectively the “Savings Plans”), will be changing recordkeepers from ING Institutional Plan Services, LLC to Hewitt Associates, LLC (a subsidiary of Aon Corporation). As a result of this conversion, there will be a blackout period (the “Blackout Period”) during which participants in the Savings Plans will be temporarily unable to change their contribution rates, request withdrawals or distributions, request new loans, change investment selections or otherwise perform account transactions under the Savings Plans, including with respect to common stock of Sears Holdings Corporation, which is an investment option under the Savings Plans. The Blackout Period for the Savings Plans will begin at the close of the market (3 p.m. Central Time) on March 26, 2012, and is expected to end on April 3, 2012.

During the Blackout Period, all directors and executive officers of Sears Holdings Corporation are prohibited from purchasing, selling or otherwise acquiring or transferring any Sears Holdings Corporation common stock (including restricted stock and stock acquired under the Sears Holdings Corporation Associate Stock Purchase Plan (the “ASPP”)) or any derivative securities relating to Sears Holdings Corporation common stock if such common stock was acquired in connection with the director’s or executive officer’s service as a director or executive officer of Sears Holdings Corporation. Please note that under applicable securities laws and regulations, any common stock of Sears Holdings Corporation that you purchase, sell or transfer during the Blackout Period will be presumed to have been acquired in connection with your services as a director or executive officer of Sears Holdings Corporation unless you can establish that the stock was not acquired in connection with your services as a director or executive officer of Sears Holdings Corporation. These restrictions apply regardless of whether you participate in the Savings Plans.

As a director or executive officer of Sears Holdings Corporation, these prohibitions may apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose stock ownership may be attributed to you. There are a limited number of exceptions to the restrictions described above. For example, the trading prohibition does not apply to transactions such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts or transactions involving equity securities that were not acquired in connection with your services as a director or executive officer. If you are a participant under the ASPP, this trading prohibition also does not preclude a regularly scheduled quarterly purchase of Sears Holdings Corporation common stock during the Blackout Period (if any) by the ASPP, on your behalf as a participant.

Any profit realized by a director or executive officer from any non-exempt transaction involving Sears Holdings Corporation common stock during the Blackout Period is recoverable by Sears Holdings Corporation.

If you have questions regarding the Blackout Period, including when it has started or ended, you may contact the Sears Holdings Benefits Center at 1-888-88sears (1-888-887-3277) and select Option 2 for Financial Benefits or Robert Lyter, Director of Benefits, Sears Holdings Management Corporation, 3333 Beverly Road, Hoffman Estates, IL 60179-0001, 1-847-286-2500. The address for the Sears Holdings Benefits Center prior to April 3, 2012 is P.O. Box 56287, Jacksonville, Florida 32241-6287 and as of April 3, 2012 will be P.O. Box 1498 Lincolnshire, IL 60069-1498.